Investor Contact: Pamela Catlett (503) 671-4589	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL THIRD QUARTER 2009 RESULTS

Excluding non-cash impairment charge, diluted EPS up 8 percent to $0.99;

including impairment charge NIKE, Inc. reports diluted EPS of $0.50

Select Third Quarter Results:

•           Revenue down 2 percent to $4.4 billion, up 2 percent excluding changes in currency

•           Worldwide futures orders down 10 percent, down 2 percent excluding changes in currency

•           Recorded $240.7 million after-tax non-cash charge – equivalent to $0.49 per share – to reflect impairment of Umbro’s goodwill, intangible and other assets

BEAVERTON, Ore., March 18, 2009 – NIKE, Inc. (NYSE: NKE) today announced financial results for its fiscal 2009 third quarter ended February 28, 2009. Revenue decreased 2 percent to $4.4 billion, compared to $4.5 billion for the same period last year. Excluding changes in currency exchange rates, revenue would have increased 2 percent.

Third quarter net income was $243.8 million or $0.50 per diluted share, compared to $463.8 million or $0.92 per diluted share in the same period last year. Excluding a $240.7 million, after-tax non-cash charge related to the impairment of goodwill, intangible and other assets of the Company’s Umbro subsidiary, third quarter net income would have increased 4 percent to $484.5 million and diluted earnings per share would have increased 8 percent to $0.99.

“Today’s results say a lot about the strength and diversity of NIKE, Inc. In a challenging environment, we delivered excellent operating results by executing with both focus and flexibility,” said Mark Parker, President and CEO of NIKE, Inc. “I feel very good about our performance and our potential. Going forward we’ll continue to stay close to the consumer, drive innovation into the marketplace, and operate with financial discipline by making the right decisions to restructure our organization for the future. The NIKE, Inc. portfolio of brands is a diverse and competitive asset. We’ll continue to leverage all aspects of it to deliver consistent, long-term shareholder value.”*

Futures Orders

The Company reported worldwide futures orders for Nike brand athletic footwear and apparel, scheduled for delivery from March 2009 through July 2009, totaling $6.5 billion, 10 percent lower than such orders reported for the same period last year. Excluding the effect of changes in currency exchange rates, reported orders would have declined 2 percent.*

By region, futures orders for the U.S. were down 1 percent; EMEA (which includes Europe, the Middle East and Africa) decreased 25 percent; Asia Pacific declined 1 percent and the Americas were down 4 percent. Excluding changes in currency exchange rates futures orders in EMEA would have declined 9 percent, increased 2 percent in Asia Pacific; and increased 22 percent in the Americas region.

Non-Cash Impairment Charge

In the third quarter the Company recorded a $401.3 million pre-tax non-cash impairment charge to reduce the carrying value of Umbro’s goodwill, intangible and other assets. On an after-tax basis, the charge totaled $240.7 million, which decreased diluted earnings per share by $0.49.

The impairment charge is a result of both the deteriorating global consumer markets, particularly in the United Kingdom, Umbro’s primary market, and reflects management’s decision to adjust planned investment in the Brand. In addition, the deterioration of the financial markets has reduced both the present value of future cash flows and the market value of comparable businesses. While management continues to view Umbro as a compelling, complementary brand within the NIKE, Inc. portfolio, it was concluded the fair value of its Umbro investment has declined as forecasted profits and cash flows have fallen below amounts originally projected at the date of acquisition.

Regional Highlights

U.S.

During the third quarter, U.S. revenues increased 3 percent to $1.6 billion compared to the same period last year. U.S. footwear revenues increased 8 percent to $1.2 billion. Apparel revenues decreased 9 percent to $370.4 million. Equipment revenues decreased 2 percent to $74.4 million. Pre-tax income increased 2 percent to $357.0 million.

EMEA

Third quarter revenues for the EMEA region decreased 14 percent to $1.2 billion compared to $1.4 billion for the same period last year. Excluding changes in currency exchange rates revenue would have decreased 4 percent. Footwear revenues decreased 12 percent to $693.8 million. Apparel revenues decreased 17 percent to $415.0 million and equipment revenues decreased 24 percent to $77.1 million. Pre-tax income decreased 18 percent to $276.9 million.

Asia Pacific

In the third quarter, revenues in the Asia Pacific region grew 8 percent to $806.9 million compared to $749.3 million a year ago. Changes in currency exchange rates increased revenue growth by 1 percentage point. Footwear revenues were up 10 percent to $451.1 million, apparel revenues increased 6 percent to $290 million and equipment revenues grew 1 percent to $65.8 million. Pre-tax income increased 11 percent to $213.7 million.

Americas

Revenues in the Americas region decreased 5 percent to $245.4 million from $257.2 million for the same quarter last year. Excluding changes in currency exchange rates, revenue would have increased 15 percent. Footwear revenues decreased 4 percent to $171.3 million, apparel revenues decreased 1 percent to $54.3 million and equipment revenues decreased 19 percent to $19.8 million. Pre-tax income was down 22 percent to $41.1 million mainly due to lower gross margins and higher demand creation spending.

Other Businesses

For the third quarter, revenue for the Other businesses, which include Cole Haan, Converse Inc., Hurley International LLC, NIKE Golf, and Umbro Ltd, increased 1 percent to $592.2 million compared to $587.4 million last year with the group posting a third quarter pre-tax loss of $344.1 million versus pretax income of $106.1 million for the same period last year.

Due to changes in the Company’s affiliate brands portfolio and the inclusion of the impairment charge, current year amounts are not directly comparable to the prior year. In the third quarter of fiscal 2008 the Company’s Other business segment included Converse Inc., NIKE Golf, Cole Haan, Hurley International LLC, NIKE Bauer Hockey, and the Starter Brand. Following a corporate strategic review the Starter Brand and NIKE Bauer Hockey were sold in the third and fourth quarter of fiscal 2008, respectively, while Umbro was acquired in the fourth quarter of fiscal 2008. For the continuing Other businesses (Converse Inc., NIKE Golf, Cole Haan and Hurley International LLC) third quarter revenues grew 5 percent while pretax income declined 21 percent. Pretax income was less than the prior year, mainly due to lower profits at Cole Haan and NIKE Golf, reflecting difficult conditions in these market sectors.

Income Statement Review

Third quarter gross margins were 43.9 percent compared to 45.1 percent for the same period last year. Gross margins were lower than the prior year due to higher product input costs and product markdowns taken to reduce excess inventories.

Selling and administrative expenses were 30.4 percent of third quarter revenue compared to 30.9 percent for the same period last year. Selling and administrative expenses for the period were lower than last year reflecting management actions to reduce expenses.

The effective tax rate for the third quarter was -3.6 percent compared to 30.6 percent for the same period last year. The tax rate was lower than the prior year due to the impact of the impairment of Umbro’s goodwill, intangible and other assets, a lower on-going tax rate on operations outside of the United States, and resolution of audit items. Excluding the impact of the impairment charge, the third quarter tax rate would have been 23.9 percent.

Balance Sheet Review

At quarter end, global inventories stood at $2.5 billion, an increase of 3 percent from February 29, 2008. Cash and short-term investments were $2.6 billion at the end of the quarter, compared to $2.9 billion at the end of the third quarter last year.

Expected Corporate Restructuring Charge

On February 10, 2009, the Company announced the next stage of its category business model execution which includes a restructuring of the organization around key growth opportunities. This realignment is intended to drive greater efficiencies throughout the organization and may result in an overall reduction of up to four percent of the company's workforce. NIKE, Inc. employs nearly 35,000 people worldwide.*

As part of this effort, the Company intends to streamline its management structure and eliminate operational redundancies to enhance consumer focus, drive innovation more quickly to market, and establish a more scalable cost structure. As a result of these actions, the Company expects to incur pre-tax restructuring charges of between $175 million and $225 million related to a review of its entire supply chain from its sourcing base to its retail footprint. The Company expects to incur most of these charges in the fourth quarter of fiscal 2009. Once fully implemented, the Company expects annualized savings of a comparable pre-tax amount which it expects to invest back into key strategic growth priorities.*

Share Repurchase Program

During the third quarter, the Company did not repurchase shares in conjunction with its four-year, $3 billion share repurchase program approved by the Board of Directors in June 2006. As of the end of the third quarter the Company had repurchased a total of 49.2 million shares for approximately $2.7 billion under this program.

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on March 18, 2009, to review the results. The conference call will be broadcast live over the Internet and can be accessed at www.nikebiz.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location through midnight, March 25, 2009.

About NIKE, Inc.

NIKE, Inc. based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned Nike subsidiaries include Cole Haan, which designs, markets and distributes luxury shoes, handbags, accessories and coats; Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories; and Umbro Ltd., a leading United Kingdom-based global football (soccer) brand. For more information, NIKE’s earnings releases and other financial information are available on the Internet at www.nikebiz.com/investors.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED FEBRUARY 28, 2009
(In millions, except per share data)

	QUARTER ENDED			YEAR TO DATE ENDED
INCOME STATEMENT	2/28/2009	2/29/2008	% Chg	2/28/2009	2/29/2008	% Chg
Revenues	$4,440.8	$4,544.4	-2%	$14,463.1	$13,539.0	7%
Cost of sales	2,492.3	2,496.5	0%	7,902.5	7,483.0	6%
Gross margin	1,948.5	2,047.9	-5%	6,560.6	6,056.0	8%
	43.9%	45.1%		45.4%	44.7%

Selling and administrative expense	1,352.1	1,403.2	-4%	4,755.3	4,267.4	11%
	30.4%	30.9%		32.9%	31.5%

Goodwill impairment	199.3	-	-	199.3	-	-
Intangible and other asset impairment	202.0	-	-	202.0	-	-
Interest expense (income), net	3.0	(18.7)	-116%	(12.1)	(66.4)	-82%
Other (income) expense, net	(43.3)	(5.3)	717%	(54.1)	0.4	13625%

Income before income taxes	235.4	668.7	-65%	1,470.2	1,854.6	-21%

Income tax (benefit) expense	(8.4)	204.9	-104%	324.9	461.7	-30%
	-3.6%	30.6%		22.1%	24.9%

Net income	$243.8	$463.8	-47%	$1,145.3	$1,392.9	-18%

Diluted EPS	$0.50	$0.92	-46%	$2.33	$2.76	-16%

Basic EPS	$0.50	$0.94	-47%	$2.36	$2.80	-16%

Weighted Average Common Shares Outstanding:
Diluted	488.1	502.5		491.2	505.4
Basic	484.0	493.9		485.0	497.0
Dividends declared	$0.25	$0.23		$0.73	$0.645

NIKE, Inc.
BALANCE SHEET	2/28/2009	2/29/2008
	(In millions)
ASSETS
Current assets:
Cash and equivalents	$1,892.1	$2,242.4
Short-term investments	712.1	684.2
Accounts receivable, net	2,892.4	2,775.5
Inventories	2,466.6	2,390.9
Deferred income taxes	64.5	245.0
Prepaid expenses and other current assets	970.9	566.7

Total current assets	8,998.6	8,904.7

Property, plant and equipment	4,150.8	4,009.7
Less accumulated depreciation	2,256.9	2,189.7
Property, plant and equipment, net	1,893.9	1,820.0

Identifiable intangible assets, net	460.7	384.4
Goodwill	187.2	130.8
Deferred income taxes and other assets	715.3	548.3

Total assets	$12,255.7	$11,788.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$32.0	$6.3
Notes payable	331.1	205.6
Accounts payable	952.0	1,004.7
Accrued liabilities	1,430.7	1,630.2
Income taxes payable	112.4	96.4

Total current liabilities	2,858.2	2,943.2

Long-term debt	437.8	446.7
Deferred income taxes and other liabilities	748.6	784.8
Redeemable preferred stock	0.3	0.3
Shareholders' equity	8,210.8	7,613.2

Total liabilities and shareholders' equity	$12,255.7	$11,788.2

NIKE, Inc.
	QUARTER ENDED			YEAR TO DATE ENDED
DIVISIONAL REVENUES[1]	2/28/2009	2/29/2008	% Chg	2/28/2009	2/29/2008	% Chg
	(In millions)
U.S. Region
Footwear	$1,165.6	$1,080.0	8%	3,378.9	$3,183.2	6%
Apparel	370.4	407.8	-9%	1,284.6	1,297.2	-1%
Equipment	74.4	76.3	-2%	242.2	258.7	-6%
Total	1,610.4	1,564.1	3%	4,905.7	4,739.1	4%

EMEA Region
Footwear	693.8	784.8	-12%	2,364.5	2,223.4	6%
Apparel	415.0	499.5	-17%	1,586.3	1,552.4	2%
Equipment	77.1	102.1	-24%	320.0	319.5	0%
Total	1,185.9	1,386.4	-14%	4,270.8	4,095.3	4%

Asia Pacific Region
Footwear	451.1	411.3	10%	1,305.2	1,077.5	21%
Apparel	290.0	272.6	6%	979.6	802.3	22%
Equipment	65.8	65.4	1%	204.1	178.8	14%
Total	806.9	749.3	8%	2,488.9	2,058.6	21%

Americas Region
Footwear	171.3	177.9	-4%	681.2	590.6	15%
Apparel	54.3	55.0	-1%	221.9	186.5	19%
Equipment	19.8	24.3	-19%	82.6	79.0	5%
Total	245.4	257.2	-5%	985.7	856.1	15%

	3,848.6	3,957.0	-3%	12,651.1	11,749.1	8%

Other	592.2	587.4	1%	1,812.0	1,789.9	1%

Total NIKE, Inc. revenues	$4,440.8	$4,544.4	-2%	14,463.1	$13,539.0	7%
[1] Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

NIKE, Inc.
	QUARTER ENDED		%	YEAR TO DATE ENDED		%
PRE-TAX INCOME[1,2]	2/28/2009	2/29/2008	Chg	2/28/2009	2/29/2008	Chg
	(In millions)

U.S. Region	$ 357.0	$ 349.2	2%	$ 962.2	$ 1,005.4	-4%
EMEA Region	276.9	337.2	-18%	995.8	949.5	5%
Asia Pacific Region	213.7	191.7	11%	615.2	525.7	17%
Americas Region	41.1	52.4	-22%	203.3	180.6	13%
Other	(344.1)	106.1	-424%	(237.3)	272.1	-187%
Corporate[3]	(309.2)	(367.9)	16%	(1,069.0)	(1,078.7)	1%

Total pre-tax income[1]	$ 235.4	$ 668.7	-65%	$ 1,470.2	$ 1,854.6	-21%

[1] The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals income before income taxes as shown on the Consolidated Income Statement.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2009 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] “Corporate” represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

NIKE, Inc. NET INCOME AND DILUTED EPS RECONCILIATION EXCLUDING NON COMPARABLE ITEMS1	QUARTER ENDED		%	YEAR TO DATE ENDED		%
	02/28/2009	02/29/2008	Chg	02/28/2009	02/29/2008	Chg
		(In millions, except per share data)

Net income, as reported	$ 243.8	$ 463.8	-47%	$ 1,145.3	$ 1,392.9	-18%
Add/(Subtract):
Umbro impairment of goodwill, intangible and other assets, net of tax[2]	240.7	-		240.7	-
Gain recognized on sale of Starter Business, net of tax	-	(17.7)		-	(17.7)
One-time tax benefits[3]	-	-		-	(105.4)

Net income, excluding non comparable items	$ 484.5	$ 446.1	9%	$ 1,386.0	$ 1,269.8	9%

Diluted EPS, as reported	$ 0.50	$ 0.92	-46%	$ 2.33	$ 2.76	-16%
Add/(Subtract):
Umbro impairment of goodwill, intangible and other assets, net of tax[2]	0.49	-		0.49	-
Gain recognized on sale of Starter Business, net of tax	-	(0.04)		-	(0.04)
One-time tax benefits[3]	-	-		-	(0.21)

Diluted EPS, excluding non comparable items	$ 0.99	$ 0.88	13%	$ 2.82	$ 2.51	12%

Diluted weighted average common shares outstanding	488.1	502.5		491.2	505.4

1 This schedule is intended to satisfy the quantitative reconciliation for non-GAAP financial measures in accordance with Regulation G of the Securities and Exchange Commission. In addition, this schedule is provided to enhance the visibility of the underlying business trends excluding these non comparable items for the three and nine-month period ended February 28, 2009 and February 29, 2008.

2 The Company recorded a one-time non-cash impairment charge during the third quarter of fiscal 2009 to reduce the carrying value of Umbro’s goodwill, indefinite-lived trademark and other assets. The impairment charge is a result of both the deteriorating global consumer markets, particularly in the United Kingdom which is Umbro’s primary market, and management’s decision to adjust planned investment in the Brand. In addition, the deterioration of the financial markets has reduced both the present value of future cash flows and the market value of comparable businesses.

3 The tax benefit realized during fiscal 2008 relates to steps taken to realize losses generated by several international entities for which we had not previously recognized the offsetting tax benefits because the realization of those benefits was uncertain. The necessary steps to realize those tax benefits were taken during the year ended May 31, 2008 resulting in a one-time reduction of the effective tax rate.